Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Second Quarter and First Six Months of Fiscal 2023

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 4, 2023--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales for the three and six months ended March 25, 2023.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with our results and appreciate the hard work and dedication of our customer-driven associates, who helped us provide affordable, high-quality products in an inflationary environment.”

Second Quarter 2023 Results

Net sales totaled $1.381 billion for the quarter ended March 25, 2023, an increase of 0.25% compared with $1.377 billion for the quarter ended March 26, 2022.

Gross profit for the second quarter of fiscal 2023 totaled $325.9 million, or 23.6% of sales. Gross profit for the second quarter of fiscal 2022 was $348.6 million, or 25.3% of sales.

Operating and administrative expenses for the second quarter of fiscal 2023 totaled $268.9 million, as compared with $254.7 million for the second quarter of fiscal 2022.

Interest expense totaled $5.3 million for the second quarter of fiscal 2023, as compared with $5.4 million for the second quarter of fiscal 2022.

Net income totaled $40.5 million for the second quarter of fiscal 2023, as compared with $68.6 million for the second quarter of fiscal 2022. Basic and diluted earnings per share for Class A Common Stock were $2.18 and $2.13, respectively, for the quarter ended March 25, 2023, as compared with $3.70 and $3.61, respectively, for the quarter ended March 26, 2022.

First Half Fiscal 2023 Results

First half fiscal 2023 net sales totaled $2.87 billion, an increase of 3.8% compared with $2.77 billion in the first half of fiscal 2022.

Gross profit for the six months ended March 25, 2023, totaled $697.1 million, as compared with $699.1 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.3% for the first half of fiscal 2023, compared with 25.3% for the first half of fiscal 2022.

Operating and administrative expenses totaled $545.1 million for the six months ended March 25, 2023, as compared to $514.8 million for the six months ended March 26, 2022.

Interest expense decreased to $10.7 million for the six-month period ended March 25, 2023, as compared with $10.8 million for the six-month period ended March 26, 2022. Total debt as of March 25, 2023 was $556.7 million compared with $578.5 million as of March 26, 2022.

Net income totaled $109.9 million for the six-month period ended March 25, 2023, as compared with $134.8 million for the six-month period ended March 26, 2022. Basic and diluted earnings per share for Class A Common Stock were $5.92 and $5.79, respectively, for the six months ended March 25, 2023, as compared to $7.26 and $7.10, respectively, for the six months ended March 26, 2022.

Capital expenditures for the first half of fiscal 2023 totaled $91.4 million compared with $34.1 million for the first half of fiscal 2022.

The Company currently has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including its line of credit and other internal and external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages as the economy recovers from the COVID-19 pandemic; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 25,	March 26,	March 25,	March 26,
	2023	2022	2023	2022

Net sales	$1,380,604	$1,377,119	$2,873,918	$2,768,648
Gross profit	325,940	348,563	697,095	699,107
Operating and administrative expenses	268,890	254,739	545,069	514,825
Gain from sale or disposal of assets	597	1,265	1,377	1,209
Income from operations	57,647	95,089	153,403	185,491
Other income, net	1,734	1,344	3,176	2,936
Interest expense	5,344	5,426	10,692	10,839
Income tax expense	13,497	22,366	35,976	42,758
Net income	$40,540	$68,641	$109,911	$134,830

Basic earnings per common share – Class A	$2.18	$3.70	$5.92	$7.26
Diluted earnings per common share – Class A	$2.13	$3.61	$5.79	$7.10
Basic earnings per common share – Class B	$1.98	$3.36	$5.38	$6.60
Diluted earnings per common share – Class B	$1.98	$3.36	$5.38	$6.60

Additional selected information:
Depreciation and amortization expense	$28,864	$29,968	$57,970	$59,265
Rent expense	$2,740	$2,956	$5,329	$5,588

Condensed Consolidated Balance Sheets (Unaudited)

	March 25,		Sept. 24,
	2023		2022
ASSETS
Cash and cash equivalents	$250,304		$267,199
Receivables-net	96,845		97,157
Inventories	474,248		457,946
Other current assets	32,273		15,830
Property and equipment-net	1,403,989		1,374,031
Other assets	83,406		83,348
TOTAL ASSETS	$2,341,065		$2,295,511

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,529		$17,621
Accounts payable, accrued expenses and
current portion of other long-term liabilities	274,970		316,157
Deferred income taxes	69,712		73,578
Long-term debt	539,161		554,287
Other long-term liabilities	79,487		74,274
Total Liabilities	980,859		1,035,917
Stockholders' equity	1,360,206		1,259,594
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,341,065		$2,295,511

Contacts

Pat Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)